Exhibit 16.1

August 27, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 22, 2025, to be filed by our former client, Cyclacel Pharmaceuticals, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Chase Bush

Bush & Associates CPA LLP

Henderson, Nevada

cc:	Kwang Fock Chong

Audit Committee Chair

Cyclacel Pharmaceuticals, Inc.